EXHIBIT 99.1
PRESS RELEASE

PORTRAIT CORPORATION OF AMERICA, INC. FILES NOTIFICATION OF LATE FILING WITH SEC

MATTHEWS, NC, May 3, 2005 - Portrait Corporation of America, Inc. (“PCA”) has filed Form 12b-25, Notification of Late Filing, in connection with its Annual Report on Form 10-K, which was due yesterday. In its filing, PCA noted it was unable to file timely its 10-K for the fiscal year ended January 30, 2005 (“fiscal 2004”), because it is engaged in an investigation of the activities of former employees of a foreign subsidiary and determining the impact, if any, these activities have had on the consolidated financial statements and disclosures related to these activities. Such determination cannot be made at this time. In addition, PCA stated it is in discussions to obtain additional financing which it believes is necessary to provide the amount of liquidity which PCA will require for operating purposes during the 2005 fiscal year. Such financing will have a significant effect on the disclosures in PCA's Form 10-K, including the consolidated financial statements and the footnotes thereto.

PCA disclosed in its Form 12b-25 filing it anticipates sales to be slightly less in fiscal 2004 than in the fiscal year ended February 1, 2004 (“fiscal 2003”), $323.4 million as compared to $324.8 million. This is a result of negative same store sales trends during fiscal 2004. In addition, these same store sales trends have reduced gross profit to 19.8% of sales in fiscal 2004, or $64.0 million, as compared to 24.8% in fiscal 2003, or $80.4 million. Further, income from operations has been reduced to 5.7% of sales in fiscal 2004, or $18.5 million, as compared to 10.5% in fiscal 2003, or $34.2 million. These operating results are unaudited and are irrespective of any changes that may be necessitated as a result of the investigation noted above. The decline in sales, gross profit and income from operations has had a significant impact on PCA’s liquidity and PCA is in discussions to obtain additional financing for operating purposes as noted above.

Not disclosed in PCA’s Form 12b-25 filing were net income (loss) and Adjusted EBITDA. PCA’s net loss was $29.1 million in fiscal 2004 as compared to net income of $1.4 million in fiscal 2003. PCA’s Adjusted EBITDA decreased to 9.9% of sales in fiscal 2004, or $32.1 million, as compared to 14.0% in fiscal 2003, or $45.6 million. These results, as well, are unaudited and are irrespective of any changes that may be necessitated as a result of the investigation previously mentioned. PCA evaluates performance based on Adjusted EBITDA; i.e., income (loss) before cumulative effect of accounting change plus other expense, early extinguishments of debt, interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items, including other expense and the loss on early extinguishments of debt, which management believes are not indicative of PCA’s core operating results and are not expected to have a financial impact in the foreseeable future. PCA therefore utilizes Adjusted EBITDA as a useful alternative to net income (loss) as an indicator of operating performance. However, Adjusted EBITDA is not a measure of financial performance under GAAP and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income (loss). While management believes some of the items excluded from Adjusted EBITDA are not indicative of PCA’s core operating results, these items do impact PCA’s statement of operations; therefore, management utilizes Adjusted EBITDA as an operating performance measure in conjunction with a comparable GAAP measure such as net income (loss) and/or income (loss) from operations. A reconciliation of Adjusted EBITDA to net loss for fiscal 2004 is as follows and excludes any changes that may be necessitated as a result of the investigation noted previously:

In Millions
Adjusted EBITDA	$32.1
Reconciling items:
Depreciation and amortization	(13.6)
Interest expense	(32.5)
Other expense	(1.7)
Income tax provision	(13.4)

Net loss	$(29.1)

About Portrait Corporation of America, Inc.

PCA is the largest operator of retail portrait studios in North America and one of the largest providers of professional portrait photography products and services in North America based on sales and number of customers. Operating under the trade name Wal-Mart Portrait Studios, PCA is the sole portrait photography provider for Wal-Mart Stores, Inc. As of January 30, 2005, PCA operated 2,401 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada, Mexico, Germany and the United Kingdom and provided traveling services to approximately 600 additional Wal-Mart store locations in the United States. PCA also serves other retailers and sales channels with professional portrait photography services.

Forward-Looking Statements

Certain statements may constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward- looking statements to differ materially from the forward-looking statements. Among the forward-looking statements in this release are statements relating to an investigation at a foreign subsidiary and the company's need to secure additional financing. These statements are dependent on the results of such investigation and the ability to secure or, if secured, the nature of additional financing. Although PCA believes the statements are reasonable, it can give no assurance that such expectations will prove correct. PCA cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.

Contact:
Portrait Corporation of America, Inc.
Don Norsworthy (704) 588-4351 x2404